Filed pursuant to Rule 433 Registration Statement No. 333-131266 Relating to Preliminary Pricing Supplement No. 71 dated June 19, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes
Pricing Sheet – June 26, 2006
95% Protected Commodity-Linked Notes due June 30, 2009
Based on the Performance of the Goldman Sachs Commodity Index® - Gold Excess Return

Issue Price	:	$1,000 per Note (Par)
Aggregate Principal Amount	:	$6,400,000
Initial Index Value	:	57.93161
Participation Rate	:	100%
Trade Date	:	June 26, 2006
Settlement Date	:	June 29, 2006
Valuation Date	:	June 26, 2009
Minimum Payment Amount	:	$950.00
Listing	:	None
CUSIP	:	61748A528
Agent	:	Morgan Stanley & Co. Incorporated
Agent’s Commissions	:	$12.50 per Note

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“GSCI®” is a registered trademark of Goldman Sachs & Co. and Morgan Stanley is licensed to use this trademark. The Notes are not sponsored, endorsed, sold or promoted by GS & Co. and GS & Co. makes no representation regarding the advisability of investing in the Notes.

Preliminary Pricing Supplement No. 71 dated June 19, 2006 Prospectus Supplement dated January 25, 2006 Prospectus dated January 25, 2006